Exhibit 99.1

News Release

XOMA ENTERS INTO $60 MILLION COMMITTED EQUITY FINANCING FACILITY

BERKELEY, Calif.  October 22, 2008 – XOMA Ltd. (NASDAQ:XOMA) today announced that that it has entered into a  committed equity financing facility under which it has the option to sell up to $60 million of its registered common shares to Azimuth Opportunity Ltd. over a 24-month period.  XOMA is not obligated to utilize any of the facility and remains free to enter other financing transactions.  XOMA did not pay a commitment fee, or issue any warrants, to secure this facility.

“The agreement is an important addition to our financial options and provides added financial flexibility,” said Steven Engle, XOMA’s Chairman and CEO.

XOMA will determine, at its sole discretion, the timing, dollar amount and floor price per share of each draw under this facility, subject to certain conditions.  The number and price of shares sold in each draw are determined by a contractual formula designed to approximate fair market value, less a discount.  Any shares sold under this facility will be sold pursuant to a prospectus supplement and the base prospectus which forms a part of XOMA’s shelf registration statement declared effective by the Securities and Exchange Commission on May 29, 2008.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About XOMA

XOMA discovers, develops and manufactures therapeutic antibody agents designed to treat inflammatory, autoimmune, infectious and cancerous diseases and is engaged in more than 16 active development projects. The Company's expanding pipeline includes XOMA 052, an anti-IL-1beta antibody, and XOMA 629, a synthetic antimicrobial peptide compound derived from bactericidal/permeability-increasing protein.

XOMA's proprietary development pipeline is primarily funded by multiple revenue streams resulting from the licensing of its antibody technologies, product royalties, development collaborations, and biodefense contracts. XOMA's technologies and experienced team have contributed to the success of marketed antibody products, including RAPTIVA® (efalizumab) for chronic moderate to severe plaque psoriasis, LUCENTIS® (ranibizumab injection) for wet age-related macular degeneration and CIMZIA® (certolizumab pegol) for Crohn's disease.

The Company has a premier antibody discovery and development platform that incorporates leading antibody phage display libraries and XOMA's proprietary Human Engineering™ and bacterial cell expression technologies. Bacterial cell expression is a key breakthrough biotechnology for the discovery and manufacturing of antibodies and other proteins. As a result, more than 50 pharmaceutical and biotechnology companies have signed BCE licenses.

In addition to developing its own products, XOMA develops products with premier pharmaceutical companies including Novartis AG, Schering-Plough Research Institute and Takeda Pharmaceutical Company Limited. XOMA has a fully integrated product development infrastructure, extending from pre-clinical science to approval, and a team of 330 employees at its Berkeley location. For more information, please visit http://www.xoma.com.

Certain statements contained herein concerning our ability to raise capital and manage dilution, our future capital needs, product development and other similar matters or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These risks, including those related to the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); uncertainties regarding the status of biotechnology patents; uncertainties as to the cost of protecting intellectual property; changes in the status of the existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; market demand for products; scale up and marketing capabilities; competition; international operations; share price volatility; XOMA's financing needs and opportunities; financial market conditions; and risks associated with XOMA's status as a Bermuda company, are described in more detail in XOMA's most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in considering XOMA's prospects.

Company Contact:	Media & Investors Contact:
Greg Mann	Carolyn Hawley
XOMA	Porter Novelli Life Sciences
510-204-7270	619-849-5375
mann@xoma.com	chawley@pnlifesciences.com